Exhibit 99.2

KCS ENERGY, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Oil and natural gas revenue	$106,689	$78,314	$210,380	$144,596
Other, net	349	(173)	1,244	(217)

Total revenue and other	107,038	78,141	211,624	144,379

Operating costs and expenses
Lease operating expenses	11,179	8,279	22,081	15,795
Production and other taxes	4,685	4,347	9,977	7,390
General and administrative expenses (including stock compensation-Note 3)	3,803	3,349	7,562	6,482
Accretion of asset retirement obligation	350	241	699	482
Depreciation, depletion and amortization	33,286	22,826	61,367	40,603

Total operating costs and expenses	53,303	39,042	101,686	70,752

Operating income	53,735	39,099	109,938	73,627

Gain (loss) on mark-to-market derivatives, net	1,298	559	8,343	(837)
Interest and other income	128	56	228	74
Interest expense	(5,133)	(5,140)	(9,909)	(8,459)

Income before income taxes	50,028	34,574	108,600	64,405
Income tax expense	(17,958)	(13,644)	(40,687)	(24,055)

Net income	32,070	20,930	67,913	40,350

Earnings per share—basic	$0.64	$0.42	$1.36	$0.81

Earnings per share—diluted	$0.63	$0.42	$1.34	$0.80

Weighted average shares outstanding for computation of earnings per share
Basic	50,004	49,477	49,970	49,510
Diluted	50,750	50,119	50,700	50,157

The accompanying notes are an integral part of these financial statements.

KCS ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current assets
Cash and cash equivalents	$632	$4,783
Trade accounts receivable, less allowance for doubtful accounts of $4,457 in 2006 and $4,500 in 2005	51,365	75,060
Deferred income taxes—current	2,070	22,007
Prepaid drilling	2,881	1,319
Other current assets	6,843	4,417

Current assets	63,791	107,586

Property, plant and equipment
Oil and gas properties, full cost method, $36,945 excluded from amortization in 2006 and $40,552 in 2005, less accumulated DD&A—2006 $ 1,143,537; 2005 $ 1,081,729	834,183	670,191
Other property, plant and equipment, at cost less accumulated depreciation—2006 $14,073; 2005 $13,514	7,589	7,561

Property, plant and equipment, net	841,772	677,752

Deferred charges and other assets	11,152	10,904

TOTAL ASSETS	$916,715	$796,242

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$47,303	$52,993
Accrued interest	5,029	4,908
Accrued drilling cost	61,922	32,393
Derivative liabilities	—	48,103
Other current liabilities	9,405	16,096

Current liabilities	123,659	154,493

Deferred credits and other non-current liabilities
Deferred revenue	—	1,177
Asset retirement obligation	14,944	13,550
Derivative liabilities	285	7,620
Deferred taxes	69,443	34,006
Other	691	691

Deferred credits and other non-current liabilities	85,363	57,044

Long-term debt
Credit facility	36,700	15,500
Senior notes	275,513	275,558

Long-term debt	312,213	291,058

Commitments and contingencies (Note 9)
Stockholders' equity
Common stock, par value $0.01 per share, authorized 75,000,000 shares; issued 52,723,435 and 52,445,518, respectively	527	524
Additional paid-in capital	252,751	249,062
Retained earnings	145,576	77,663
Accumulated other comprehensive income (loss)	1,367	(28,861)
Treasury stock, 2,167,096 shares, at cost	(4,741)	(4,741)

Total Stockholders' equity	395,480	293,647

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$916,715	$796,242

The accompanying notes are an integral part of these financial statements.

KCS ENERGY, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$67,913	$40,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	61,367	40,603
Amortization of deferred revenue	(1,177)	(8,959)
Non-cash losses (gains) on derivative instruments	(6,681)	2,393
Deferred income tax expense	35,784	22,627
Stock compensation	2,284	961
Accretion of asset retirement obligation	699	482
Other non-cash charges and credits, net	679	677
Changes in operating assets and liabilities:
Trade accounts receivable	23,677	(8,973)
Accounts payable and accrued liabilities	(10,504)	(7,282)
Accrued interest	121	1,784
Other, net	(4,505)	(853)

Net cash provided by operating activities	169,657	83,810

Cash flows from investing activities:
Investment in oil and gas properties	(195,947)	(203,290)
Investment in other property, plant and equipment	(587)	(327)
Other, net	859	1,515

Net cash used in investing activities	(195,675)	(202,102)

Cash flows from financing activities:
Proceeds from borrowings	36,700	115,625
Repayments of debt	(15,500)	—
Proceeds from issuance of common stock	801	2,141
Deferred financing costs	(134)	(3,350)

Net cash provided by financing activities	21,867	114,416

Decrease in cash and cash equivalents	(4,151)	(3,876)
Cash and cash equivalents at beginning of period	4,783	6,613

Cash and cash equivalents at end of period	$632	$2,737

The accompanying notes are an integral part of these financial statements.

KCS ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Basis of Presentation

The condensed consolidated interim financial statements included herein have been prepared by KCS Energy, Inc. (“KCS” or the “Company”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for quarterly reports on Form 10-Q and reflect all adjustments which are of a normal recurring nature and which are, in the opinion of management, necessary for a fair presentation of the interim results. Certain information and footnote disclosures have been condensed or omitted pursuant to such rules and regulations. Although the Company believes that the disclosures are adequate to make the information presented herein not misleading, it is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Certain previously reported amounts have been reclassified to conform with current period presentations. The results of operations for the three and six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

2.	Earnings Per Share

Basic earnings per share of common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share of common stock reflects the potential dilution that could occur if the Company’s dilutive outstanding stock options and warrants were exercised using the average common stock price for the period.

The following table sets forth the computation of basic and diluted earnings per share:

(In thousands except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income	$32,070	$20,930	$67,913	$40,350

Basic earnings per share:
Weighted average shares of common stock outstanding	50,004	49,477	49,970	49,510

Basic earnings per share	$0.64	$0.42	$1.36	$0.81

Diluted earnings per share:
Weighted average shares of common stock outstanding	50,004	49,477	49,970	49,510
Stock options, warrants and non-vested shares	746	642	730	647

Weighted average diluted shares of common stock outstanding	50,750	50,119	50,700	50,157

Diluted earnings per share	$0.63	$0.42	$1.34	$0.80

In 2006, 106,000 shares of common stock issuable upon exercise of employee options were not included in the computation of diluted earnings per share as they would be anti-dilutive.

3.	Share-Based Payment

On January 1, 2006, the effective date, the Company adopted FASB Statement No. 123 (Revised 2004) “Share-Based Payment,” or SFAS 123R, which is a revision of SFAS No. 123. SFAS 123R supersedes APB Opinion No. 25, and amends SFAS Statement No. 95, “Statement of Cash Flows.”

Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure, as allowed under SFAS No. 123, is no longer an alternative.

The Company adopted SFAS 123R using the modified prospective method whereby compensation cost is recognized beginning with the effective date; (a) for all share-based payment awards granted after the effective date; and (b) for the unvested portion of share-based payment awards granted prior to the effective date.

Upon adoption of SFAS 123R, the Company recognized income of less than $0.1 million, which is included in interest and other income on the condensed statement of consolidated income, as a result of the cumulative effect of this accounting change. For the six months ended June 30, 2006, share-based payment expense was $2.3 million ($1.4 million net of tax) which is included as the stock compensation component of general and administrative expenses on the condensed statement of consolidated income.

SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as previously required, thereby reducing cash flows from operating activities and increasing cash flows from financing activities in periods after adoption. Since the Company currently has existing net operating loss carryforwards, it will not recognize the cash effects of excess tax benefits on the exercise of share-based compensation until the net operating loss carryforwards are fully utilized.

Prior to adoption of SFAS No. 123R the Company accounted for stock based compensation in accordance with APB Opinion No. 25 and FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation.” The Company did not record any compensation expense for stock options granted if the exercise price of those options was equal to or greater than the market price of the Company’s common stock on the date of grant, unless the awards were subsequently modified. The cost of restricted stock awards, determined as the market value of the shares as of the date of grant, was expensed ratably over the vesting period adjusted for actual forfeitures. Stock options issued in 2001 within six months of the cancellation of options in connection with the Company’s plan of reorganization were subject to variable accounting. Under variable accounting for stock options, the amount of expense recognized during a reporting period was directly related to the movement in the market price of the Company’s common stock during that period. Upon adoption of SFAS 123R, variable accounting no longer applies to certain stock options granted in 2001 since those options are fully vested. Accordingly, no future compensation expense will be recognized with respect to the 2001 options.

The following table shows the effects of adopting SFAS No. 123R on selected items compared to what would have be reported under previous guidance under APB Opinion No. 25 and FASB Interpretation No. 44.

	Three Months Ended June 30, 2006		Six Months Ended June 30, 2006
(In thousands except per share data)	As Reported	Under APB No. 25	As Reported	Under APB No. 25
Income before income taxes	$50,028	$50,461	$108,600	$109,257
Net Income	32,070	32,348	67,913	68,324
Net cash provided by operating activities	83,387	83,387	169,657	169,657
Cash provided by financing activities	37,343	37,343	21,867	21,867
Basic earnings per share	$0.64	$0.65	$1.36	$1.37
Diluted earnings per share	$0.63	$0.64	$1.34	$1.35

The following table illustrates the pro forma effect on net income and earnings per share had the Company applied the fair value recognition provision of SFAS No. 123 in the three and six months ended June 30, 2005.

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
	(In thousands except
	per share data)
Net income	$20,930	$40,350
Add: Stock-based compensation expense included in reported net income	390	625
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(440)	(917)

Pro forma net income	$20,880	$40,058

Basic earnings per share:

Weighted average shares outstanding	49,477	49,510

Basic—as reported	$0.42	$0.81
Basic—pro forma	$0.42	$0.81
Diluted earnings per share:

Weighted average diluted shares outstanding	50,119	50,157

Diluted—as reported	$0.42	$0.80
Diluted—pro forma	$0.42	$0.80

Stock Option and Incentive Plans

In June 2005, the stockholders of the Company approved the KCS Energy, Inc. 2005 Employee and Directors Stock Plan, or 2005 Stock Plan. The purpose of the 2005 Stock Plan is to promote the long-term success of the Company by providing financial incentives to employees and non-employee directors of the Company who are in a position to make significant contributions toward such success. The 2005 Stock Plan is designed to attract and retain talented employees, further align employee and stockholder interests, continue to closely link employee compensation with company performance, and maintain a culture based on employee stock ownership. The 2005 Stock Plan provides that stock options, stock appreciation rights, restricted stock (referred to as unvested stock in SFAS 123R) and bonus stock may be granted to employees of the Company.

The 2005 Stock Plan also provides that stock options and retainer stock may be granted to non-employee directors. The 2005 Stock Plan provides that the option price of shares issued be equal to the market price on the date of grant. All options vest ratably on the anniversary of the date of grant over a period of time, typically three years. All options expire ten years after the date of grant. As of June 30, 2006, 3.3 million shares remain available for future issuance under the 2005 Stock Plan.

Restricted Stock

Restricted shares awarded under the 2005 Stock Plan typically have a restriction period of three years. During the restriction period, ownership of the shares cannot be transferred and the shares are subject to forfeiture if employment terminates before the end of the restriction period. The fair value of the awards of restricted stock, determined as the market value of the shares at the date of grant adjusted for estimated forfeitures, is expensed ratably over the restricted period. As of June 30, 2006, there was $6.1 million of total restricted stock compensation expense related to unvested shares not yet recognized which is expected to be recognized over a weighted average period of 1.9 years. The fair value of shares that vested during the six months ended June 30, 2006 was $1.0 million. Restricted share activity for the six months ended June 30, 2006 was as follows:

	Six Months Ended June 30 , 2006
	Restricted Shares	Weighted Average Grant Price
Unvested at beginning of year	365,855	$10.53
Granted	212,518	24.09
Vested	(41,800)	2.55
Forfeited	(1,794)	19.82

Unvested at June 30, 2006	534,779	$16.51

Stock Options

A summary of the status of the stock options under the 2005 Stock Plan as of June 30, 2006 and changes during the six months ended June 30, 2006 is presented in the following table. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the six months ended June 30, 2006: (1) risk-free interest rate of 4.39%; (2) expected dividend yield of 0.00%; (3) expected life of 3.2 years; and (4) expected stock price volatility of 42.2%. The risk-free interest rate is based upon the published U. S. Treasury yield curve in effect at the time related to the yield to maturity on the 10-year U.S. Treasury Bonds. The expected life of the options was based on the historical experience of employees’ exercise and forfeiture behavior. The expected stock price volatility was based on implied volatility, historical volatility and other factors related to KCS common stock as of the grant date.

	Six Months Ended June 30, 2006
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value ($000)
Outstanding at beginning of year	1,037,106	$7.67
Granted	106,020	24.22
Exercised	(36,925)	4.61		$897
Forfeited or expired	—	—

Outstanding at June 30, 2006	1,106,201	$9.36	7.1	$22,500

Vested or expected to vest	1,081,552	$9.19	7.0	$22,178

Exercisable at end of period	651,777	$5.15	6.1	$16,004

Weighted average fair value of options granted		$8.35

The Company recognizes compensation cost, on the options that have three year graded vesting, by amortizing the aggregate fair value of the award on a straight-line basis over 36 months beginning in the month granted. Cash received from the employee stock options exercised in the six months ended June 30, 2006 was $0.2 million with an intrinsic value of $0.9 million.

Performance Shares

In February 2006, the Company granted performance share awards under the 2005 Stock Plan. Performance awards contain a contingent right to receive shares of KCS common stock. The grantee would earn between 0% and 200% of the target amount of performance shares upon the achievement of pre-determined objectives over a performance period that begins on January 1, 2006 and ends on December 31, 2008 (the “Performance Period”). The objectives relate to KCS’ total stockholder return (as defined in the form of performance share agreement) as compared to the total stockholder return of a group of peer companies during the Performance Period. No performance shares have yet been earned.

The fair value of this award using a Monte Carlo technique was $14.77 per share. The fair value was calculated using data from the Company and its ten peer companies.

The Company will recognize compensation cost of $1.5 million over the expected service life of this performance share award whether or not the threshold is achieved. For the six months ended June 30, 2006, the Company recognized $0.1 million in related compensation cost.

4.	Deferred Revenue

In January 2006, the Company made final deliveries of 0.3 Bcfe and recorded $1.2 million of oil and gas revenue associated with a production payment sold in February 2001. This compares to production payment deliveries of 2.2 Bcfe and $9.0 million of oil and gas revenue for the six months ended June 30, 2005.

5.	Derivatives

Oil and natural gas prices have historically been volatile. The Company has at times utilized derivative contracts, including commodity price swaps, futures contracts, option contracts and price collars, to manage this price risk.

Commodity Price Swaps. Commodity price swap agreements require the Company to make payments to, or entitle it to receive payments from, the counterparties based upon the differential between a specified fixed price and a price related to those quoted on the New York Mercantile Exchange for the period involved.

Futures Contracts. Oil or natural gas futures contracts require the Company to sell and the counterparty to buy oil or natural gas at a future time at a fixed price.

Option Contracts. Option contracts provide the right, not the obligation, to buy or sell a commodity at a fixed price. By buying a “put” option, the Company is able to set a floor price for a specified quantity of its oil or natural gas production. By selling a “call” option, the Company receives an upfront premium from selling the right for a counterparty to buy a specified quantity of oil or natural gas production at a fixed price.

Price Collars. Selling a call option and buying a put option creates a “collar” whereby the Company establishes a floor and ceiling price for a specified quantity of future production. Buying a call option with a strike price above the sold call strike price establishes a “3-way collar” that entitles the Company to capture the benefit of price increases above that call price.

Commodity Basis Swaps. Commodity basis swap agreements require the Company to make payments to, or receive payments from, the counterparties based upon the differential between certain pricing indices and a stated differential amount.

As of June 30, 2006, we had outstanding derivative instruments covering 7.9 million MMBtu of 2006 natural gas production, 9.1 million MMbtu of 2007 natural gas production, 0.2 million barrels of 2006 oil production and less than 0.1 million barrels of 2007 oil production. The following table sets forth information with respect to our open derivative contracts as of June 30, 2006.

	Expected Maturity				Fair Value as of June 30, 2006
	2006			2007
	3rd Quarter	4th Quarter	Total	Full Year
					(In thousands)
Swaps:
Oil
Volumes (bbl)	40,400	40,400	80,800	36,000	$(2,129)
Weighted average price ($/bbl)	$54.16	$53.74	$53.95	$63.85
Natural Gas
Volumes (MMbtu)	2,780,000	1,890,000	4,670,000	2,255,000	$(3,509)
Weighted average price ($/MMbtu)	$7.35	$6.98	$7.20	$7.78
Collars:
Oil
Volumes (bbl)	41,000	41,000	82,000	—	$(255)
Weighted average price ($/bbl)
Floor	$59.83	$59.83	$59.83	—
Cap	$79.94	$80.07	$80.00	—
Natural Gas
Volumes (MMbtu)	1,840,000	1,380,000	3,220,000	6,825,000	$6,878
Weighted average price ($/MMbtu)
Floor	$8.38	$8.50	$8.43	$7.80
Cap	$11.43	$14.00	$12.53	$13.42

Fair value of derivatives at June 30, 2006					$985

The fair value of the Company’s derivative instruments are reflected as assets or liabilities in the Company’s financial statements as presented in the following table.

June 30, 2006
(In thousands)
Derivative asset-current	$1,270
Derivative liabilities-non-current	(285)

Fair value of derivatives at June 30, 2006	$985

The Company realized $1.6 million in net hedging losses for the six months ended June 30, 2006 compared to net hedging losses of $ 0.5 million for the six months ended June 30, 2005. The 2005 period also included $1.5 million in non-cash hedge losses related to the amortization of hedges terminated in 2001. The hedge losses are reflected as a reduction of oil and natural gas revenue on the statements of consolidated income. In addition, the Company recorded a net gain of $8.3 million in the six months ended June 30, 2006 compared to a net loss of $0.8 million in the six months ended June 30, 2005 which are reflected as “(Gain) loss on mark-to-market derivatives, net” on the statements of consolidated income. These amounts are comprised of net realized and unrealized gains and losses on derivative contracts that do not qualify for hedge accounting treatment pursuant to SFAS No. 133 and the unrealized ineffective component of derivative contracts that do qualify for hedge accounting treatment. The gain of $8.3 million in 2006 includes $5.7 million related to the unrealized ineffective component of hedge derivative contracts and $2.6 million ($0.9 million of which was unrealized) associated with derivatives that do not qualify for hedge accounting treatment. The loss of $0.8 million in 2005 includes $0.5 million related to the ineffective component of hedge derivative contracts and $0.3 million ($0.8 million of which was unrealized offset by a $0.5 million loss of which was realized) associated with derivatives that do not qualify for hedge accounting treatment.

As of June 30, 2006, the Company had approximately $1.4 million of derivative gains, net of tax, recorded in Accumulated Other Comprehensive Income (Loss) (“AOCI”). The following table details the AOCI activity related to commodity derivatives on both a pre-tax and after-tax basis for the six months ended June 30, 2006.

	Pre-tax	After-tax
	(In thousands)
Balance included in AOCI, December 31, 2005	$(47,072)	$(28,861)
Change in fair market value	49,024	30,058
Ineffective portion of hedges	(5,760)	(3,531)
Reclassified into earnings	1,578	967

Balance included in AOCI, June 30, 2006	$(2,230)	$(1,367)

6.	Debt

The following table sets forth information regarding the Company’s outstanding debt.

	June 30, 2006	December 31, 2005
	(In thousands)
Bank Credit Facility	$36,700	$15,500
7-1/8% Senior Notes	275,513	275,558

Total Debt	312,213	291,058
Classified as short-term debt	—	—

Long-term debt	$312,213	$291,058

Bank Credit Facility. In March 2005, the Company amended its bank credit facility to, among other things, increase the maximum commitment amount from $100 million to $250 million and extend the maturity date to March 31, 2009. In connection with the amended bank credit facility, the lenders increased the borrowing base, which is redetermined semi-annually and may be adjusted based on the lenders’ valuation of the Company’s oil and natural gas reserves and other factors, from $100 million to $185 million. The borrowing base is automatically reduced by an amount equal to a specified percentage of the net proceeds from the issuance of any additional indebtedness, as defined, that is not applied to refinance existing public indebtedness.

Effective March 9, 2006, borrowings under the bank credit facility bear interest, at the Company’s option, at an interest rate of LIBOR plus 1.25% to 2.0% or the greater of (1) the Federal Funds Rate or (2) the Base Rate, plus 0.0% to 0.25%, depending on utilization. From December 1, 2004 through March 8, 2006, the applicable margin for LIBOR rate loans was 1.75% to 2.5% and the applicable margin for base rate loans was 0.0% to 0.75%, depending on utilization. A commitment fee of 0.35% to 0.5% per year, depending on utilization, is paid on the unused availability under the bank credit facility.

The bank credit facility contains various restrictive covenants, including minimum levels of liquidity and interest coverage. The bank credit facility also contains other usual and customary terms and conditions of a conventional borrowing base facility, including prohibitions on a change of control, prohibitions on the payment of cash dividends, acceleration upon the occurrence of an event of default, restrictions on certain other distributions and restricted payments, and limitations on the incurrence of additional debt and the sale of assets.

Substantially all of the Company’s assets, including the stock of all of its subsidiaries, are pledged to secure the bank credit facility. Further, each of the Company’s subsidiaries has guaranteed the obligations under the bank credit facility.

As of June 30, 2006, there was $36.7 million outstanding under the bank credit facility and $145.5 million of unused borrowing capacity was available for future financing needs. The Company was in compliance with all covenants under the bank credit facility as of that date.

Senior Notes. In April 2004, the Company issued $175 million of 7 1/8% senior notes due April 1, 2012 (the “Original Notes”). The Company received $171.1 million in net proceeds from the issuance of the Original Notes. Net proceeds of the issuance were used to redeem the aggregate principal amount of the Company’s $125 million 8 7/8% senior subordinated notes due 2006 (the “Senior Subordinated Notes”), together with an early redemption premium of $3.7 million, to repay the $22 million outstanding under the Company’s bank credit facility, and for general corporate purposes.

In April 2005, the Company consummated a private placement of $100 million aggregate principal amount of 7 1/8% senior notes due 2012 (the “Additional Notes”). In connection therewith, the Company entered into a supplemental indenture that amended the indenture governing the Original Notes so that the Original Notes together with the Additional Notes would form a single class of securities (the “Senior Notes”). All other material terms of the original indenture remain the same. The Additional Notes were issued at 100.625% of the face amount. The net proceeds from the issuance of the Additional Notes were approximately $98.2 million after deducting expenses of the offering. Approximately $82.2 million of the net proceeds, along with approximately $4.7 million paid as a deposit in February 2005, was used to finance the Company’s acquisition of oil and gas properties and related assets located primarily in the Company’s North Louisiana core operating area. The remainder of the net proceeds from the issuance of the Additional Notes was used to repay approximately $16.0 million of outstanding borrowings under the bank credit facility.

The Senior Notes bear interest at a rate of 7 1/8% per annum with interest payable semi-annually on April 1 and October 1. The Company may redeem the Senior Notes at its option, in whole or in part, at any time on or after April 1, 2008 at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, plus a specified premium which decreases yearly from 3.563% in 2008 to 0% in 2010 and thereafter. In addition, at any time prior to April 1, 2007, the Company may redeem up to a maximum of 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds of one or more equity offerings at a price equal to 107.125% of the principal amount, plus accrued and unpaid interest. The Senior Notes are senior unsecured obligations and rank subordinate in right of payment to all existing and future secured debt, including secured debt under the Company’s bank credit facility, and will rank equal in right of payment to all existing and future senior indebtedness.

The Senior Notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by all of the Company’s current subsidiaries. KCS Energy, Inc., the issuer of the Senior Notes, has no independent assets or operations apart from the assets and operations of its subsidiaries.

The indenture governing the Senior Notes contains covenants that, among other things, restrict or limit the ability of the Company and the subsidiary guarantors to: (i) borrow money; (ii) pay dividends on stock; (iii) purchase or redeem stock or subordinated indebtedness; (iv) make investments; (v) create liens; (vi) enter into transactions with affiliates; (vii) sell assets; and (viii) merge with or into other companies or transfer all or substantially all of the Company’s assets.

In addition, upon the occurrence of a change of control (as defined in the indenture governing the Senior Notes), the holders of the Senior Notes will have the right to require the Company to repurchase all or any part of the Senior Notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any.

7.	Supplemental Cash Flow Information

The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents. Federal and state income tax payments for the three months and six months ended June 30, 2006 were $3.9 million and $4.9 million respectively, compared to $1.0 million in the three months and six months ended June 30, 2005.

8.	Comprehensive Income

The following table presents the components of comprehensive income for the three months and six months ended June 30, 2006 and 2005:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2006	2005	2006	2005
Net income	$32,070	$20,930	$67,913	$40,350
Commodity hedges, net of tax	5,078	6,546	30,228	(9,882)

Comprehensive income	$37,148	$27,476	$98,141	$30,468

9.	Commitments and Contingencies

The Company is party to various lawsuits and governmental proceedings, all arising in the ordinary course of business. Although the outcome of these proceedings cannot be predicted with certainty, management does not expect such matters to have a material adverse effect, either individually or in the aggregate, on the financial condition or results of operations of the Company. It is possible, however, that charges could be required that would be significant to the operating results during a particular period. In this regard, we are party to a title dispute which we believe we will successfully defend but which could expose us to liability, in the event we are unsuccessful, in an amount estimated to be between $2-4 million.

10.	Subsequent Event

On July 12, 2006, the stockholders of KCS and Petrohawk Energy Corporation (“Petrohawk”) approved the merger of KCS and Petrohawk. The combined company is known as Petrohawk Energy Corporation and will continue to be headquartered in Houston, Texas. The closing of the transaction occurred on July 12, 2006 and the KCS stockholders became entitled to receive a combination of $9.00 in cash and 1.65 shares of Petrohawk for each share of KCS common stock. In addition, each holder of a restricted share of KCS common stock became entitled to receive 2.3706 restricted shares of Petrohawk common stock. In total, Petrohawk issued KCS stockholders 83.8 million common shares and paid $450.3 million in cash.